UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2015

TRAC INTERMODAL LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation or organization)

551112

(Primary Standard Industrial

Classification Code Number)

46-0648957

(I.R.S. Employer Identification No.)

750 College Road East

Princeton, New Jersey 08540

(609) 452-8900

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2015, Interpool, Inc., d/b/a TRAC Intermodal (“Interpool”), a subsidiary of TRAC Intermodal LLC (the “Company”), entered into letter agreements (the “Letter Agreements”) with each of Keith Lovetro, Interpool’s Chief Executive Officer and President, Christopher Annese, Interpool’s Chief Financial Officer and Executive Vice President and Val Noel, Interpool’s Senior Vice President and Chief Operating Officer (each, an “Officer”).  Under the terms of the Letter Agreements, the Officers will be entitled to receive bonus payments in the event of a qualifying transaction, which is defined as the sale of 50% or more of the equity of Interpool or all or substantially all of its business or assets to (i) a third party; (ii) a private equity fund managed by an affiliate of Fortress Investment Group LLC (“FIG LLC”) (or its successors or assigns); (iii) an investment vehicle managed directly or indirectly by FIG LLC (or its successors or assigns) or any of its affiliates; or, (iv) a general partner, limited partner, managing member or person occupying a similar role of, or with respect to, any of the foregoing (collectively the “Transaction”).

Under the terms of the Letter Agreements, each of Mr. Lovetro, Mr. Annese and Mr. Noel will be entitled to bonus payments in the amount of $948,000, $591,000 and $375,000, respectively; and in addition, Mr. Lovetro, Mr. Annese and Mr. Noel will be entitled to additional bonus payments of $750,000, $400,000 and $50,000, respectively, if the equity value paid by the buyer in the Transaction is $1 billion or more. In each case, such bonuses will be payable provided that the Officer is an employee in good standing with Interpool at the time of the closing of a Transaction.

The Company expects to file a form of the Letter Agreements as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAC Intermodal LLC

Dated: August 20, 2015	By:	/s/ Gregg Carpene
Name: Gregg Carpene
Title: General Counsel

3